EXHIBIT 99


 For Further Information: Contact:
 Steve Khoshabe, Chief Financial Officer, United Financial Mortgage Corp., 600 Enterprise Dr., Suite 206, Oak Brook, IL 60523, (630) 571-7222, Fax:
 (630) 571-2623, sk@ufmc.com

 Contact: Dave Gentry, Aurelius Consulting Group, Inc. 200 St. Andrews Boulevard, Suite 1808, Winter Park, FL 32792, (407) 644-4256, Fax: (407)
 644-0758, aurelius@cfl.rr.com


      United Financial Mortgage Corp. to Relocate Corporate Headquarters


 FOR IMMEDIATE RELEASE:

 Oak Brook, IL,  January 29, 2003  _ United Financial  Mortgage Corp.  (Amex:
 "UFM" or "the Company") today announced that the Company's corporate headquarters will be relocating to: 815 Commerce Drive, Suite 100, Oak Brook, Illinois, 60523. The move will be effective February 10, 2003.

 Joseph Khoshabe, President and Chief Executive Officer of UFM stated, "The growth of our business over the last three years has made it necessary for us to expand the size of our corporate office. We believe that the new location will not only serve our current needs, but accommodate future growth as well."


 About United Financial Mortgage

 United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

 This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.